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                                                                   EXHIBIT 10.07



                          NATURAL GAS SUPPLY AGREEMENT

This Agreement is effective October 1, 1998 between Conoco Inc., a Delaware corporation, ("Conoco") and E. I. du Pont de Nemours and Company, ("DuPont"), a Delaware corporation.

1.    SCOPE OF SERVICE

      1.1 Gas Procurement: Conoco will contract for the purchase, transportation and delivery of all of the natural gas supply requirements for DuPont's facilities listed on Exhibit A ("Plants"), including the negotiation, execution and management of such contracts. The intent will be to minimize DuPont's gas costs commensurate with the degree of supply security agreed between the parties. Any contract in excess of a one-year term will require DuPont's concurrence.

      1.2 Scheduling and Dispatching: Conoco will provide all dispatching services for gas supply to the Plants, including nomination, scheduling and adjustment of each Plant's daily gas supply delivered into the Plants' facilities. DuPont will have the right to adjust its quantities during the Month by notifying Conoco of such adjustments, and Conoco will use its best efforts to effect such adjustments.

      1.3 Gas Balancing: Conoco will manage and reconcile all transportation and supplier contracts for DuPont's gas supply, including maintaining accounts and records of transportation and storage of the gas, maintaining receipts and deliveries in compliance with the applicable pipeline imbalance and scheduling tolerances of the transporters, managing any imbalances within the period allowed for cure, and determining the validity of any imbalance penalty charge. This service will include management of that certain Natural Gas Transfer Agreement, dated December 12, 1991, between DuPont and Beaumont Methanol Corporation relating to delivery of gas at DuPont's Beaumont Works Plant in Jefferson County, Texas.

      1.4 Transportation Capacity: Conoco will manage any pipeline capacity owned by DuPont, including monitoring such capacity reallocations and available open access storage.

      1.5 Accounting: Conoco will provide all accounting and administrative services required in connection with DuPont's gas supply, including preparing monthly reports, verifying the accuracy of invoices, monitoring the telemetry readings for the Texas Plants, and monitoring utility banking and balancing. Conoco will also prepare monthly invoices for each Plant and periodic reports of gas usage and costs.


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      1.6   Consulting: Conoco will provide consulting services to DuPont in connection with state and federal regulatory requirements, analyzing daily, monthly and yearly supply requirements, projecting gas supply costs, and operating the Plants so as to minimize gas costs.

      1.7 Power of Attorney: DuPont will appoint designated personnel of Conoco as agents and attorneys-in-fact to exercise those powers necessary to perform the services described in this Contract, pursuant to the Power of Attorney for Natural Gas Supply attached hereto as Exhibit B.


2.    COMPENSATION

      2.1 DuPont will reimburse Conoco for all direct costs incurred by Conoco in the acquisition, transportation, storage, delivery or other handling of gas delivered to DuPont, including, but not limited to, the purchase price for the gas, transportation and distribution charges, reservation charges, deficiency charges, pipeline imbalance charges, storage and parking fees, and Taxes imposed with respect to the gas prior to delivery at the Plant(s).

      2.2 The parties anticipate that Conoco will acquire gas supplied to DuPont pursuant to this Agreement from sources other than Conoco's own production. However, the parties recognize that Conoco produced or controlled gas may from time to time be sold to DuPont at applicable market prices.

      2.3 DuPont will pay Conoco a Service Charge of $0.012 per mmbtu of gas delivered to the Texas Plants and $0.042 per mmbtu of gas delivered to the non-Texas Plants.

      2.4 Conoco will be entitled to receive the Fees payable by Beaumont Methanol Corporation under the DuPont/BMC Agreement.

3.    TERM

      3.1 This Agreement will be effective from October 1, 1998 for a primary term of one year, and shall continue thereafter until terminated by either party upon not less than 180 days written notice.

      3.2 Notwithstanding the foregoing, if either party issues a notice to terminate this Agreement and DuPont negotiates with a third party to provide all or part of the supply services contemplated under this Agreement, Conoco shall have the right to match such third party's bonafide offer; provided that Conoco matches the offer within 30 days after written notice from DuPont providing reasonable detail of the terms and conditions of the third party offer.


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      3.3   During the first month following a notice of termination, Conoco will provide DuPont with copies of all supply and transportation agreements between Conoco and third parties that relate solely to gas supply to the Plant(s) and are in effect at the time of notice of termination. During the last six months of this Agreement, Conoco will follow DuPont's direction with regard to the continuance or termination of such agreements as permitted by their terms. Upon termination of this Agreement, DuPont agrees to receive assignment of any such agreements still in effect as of the termination date.

4.    COMMUNICATIONS

      4.1 No less than once per year, appropriate representatives of DuPont and Conoco will meet to review and agree upon the gas supply strategy for each Plant, including the appropriate blend of firm and spot supply contracts and the amount of swing required in the firm supply contracts, and any transportation requirements.

      4.2 No later than ten days prior to each Month, each Plant will notify Conoco of its anticipated gas supply requirements for the following Month, including its minimum and maximum daily requirements and any other operational information which could have a significant effect on the Plant's gas requirements during the Month. Conoco will arrange for gas supply to the Plant(s) in accordance with such notification and information.

      4.3 Conoco and DuPont will cooperate in communicating throughout the Month regarding any material changes in a Plant's gas requirements.

      4.4 Upon DuPont's request from time to time, Conoco will provide DuPont with reports of plant consumption volumes, weighted average cost of gas, published gas prices, and other industry data.

      4.5 Communications to DuPont will be directed to the appropriate representatives for each Plant and/or business unit, as designated by DuPont from time to time.

      4.6 Payments from DuPont to Conoco will be made per directions on the invoice. Other communications to Conoco will be directed to the appropriate representative as listed below. Conoco may modify these communication instructions at any time upon written notice.

            Manager Gas Marketing
            Natural Gas & Gas Products
            Conoco Inc.
            P. O. Box 2197    CH1066
            Houston, TX   77252

            600 North Dairy Ashford  (77079-6651)
            Telephone   (281) 293-1189
            Fax: (281) 293-1720


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5.    BILLING AND PAYMENT

      5.1 Conoco shall invoice DuPont for gas delivered in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of gas confirmed for delivery by the Delivering Transporter. The invoiced quantity will then be adjusted to the actual quantity on the following Month's billing or as soon thereafter as actual delivery information is available.

      5.2 DuPont shall remit the amount due by electronic funds transfer (EFT) initiated on or before 10 days after receipt of Conoco's invoice; provided that if the tenth day is not a Business Day, the EFT shall be initiated on or before the next Business Day. If DuPont fails to remit the full amount payable by it when due, interest on the unpaid portion shall accrue at a rate equal to the lower of (i) the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum from the date due until the date of payment; or (ii) the maximum applicable lawful interest rate. If DuPont, in good faith, disputes the amount of any such statement or any part thereof, DuPont will pay to Conoco such amount as DuPont concedes to be correct against Conoco's invoice for that amount; provided, however, if DuPont disputes the amount due, DuPont must provide supporting documentation acceptable in industry practice to support the amount paid or disputed.

      5.3 Any party shall have the right, at its own expense, upon reasonable notice and at reasonable times, to examine the books and records of the other party to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Agreement. This examination right shall not be available with respect to proprietary information not directly relevant to transactions under this Agreement. All invoices and billings shall be conclusively presumed final and accurate unless objected to in writing, with adequate explanation and/or documentation, within two years after the Month of gas delivery. All retroactive adjustments shall be paid in full by the party owing payment within 30 days of notice and substantiation of such inaccuracy.

6.    QUALITY AND MEASUREMENT

            All gas supplied by Conoco shall meet the quality and heat content requirements of the Delivering Transporters. The unit of quantity measurement for purposes


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            of this Agreement shall be one mmbtu dry. Measurement of gas quantities hereunder shall be in accordance with the established procedures of the Delivering Transporter.

7.    TAXES

            DuPont shall pay or cause to be paid all Taxes on or with respect to the gas upon and after delivery at the Plant(s). If Conoco is required to remit or pay Taxes that are DuPont's responsibility hereunder, DuPont shall reimburse Conoco for such Taxes in accordance with Article 5. If any Plant is entitled to an exemption from any such Taxes or charges, DuPont shall furnish the Conoco any necessary documentation thereof.

8.    TITLE, WARRANTY AND INDEMNITY

      8.1 Except for gas acquired by Conoco as agent for DuPont, title to gas delivered to DuPont shall pass from Conoco to DuPont at the inlet flange of DuPont's facilities at the Plants. Conoco shall have responsibility for and assume any liability with respect to the gas prior to its delivery to DuPont at the Plants. Conoco shall have no responsibility for and no liability with respect to said gas after its delivery to DuPont at the Plants.

      8.2 Conoco warrants that it will have the right to convey and will transfer good and merchantable title to all gas delivered by it to DuPont free and clear of all liens, encumbrances, and claims.

      8.3 Conoco agrees to indemnify DuPont and save it harmless from all losses, liabilities or claims, including attorney's fees and costs of court ("Claims") from any or all persons, arising from or out of claims of title, personal injury or property damage from the gas or other charges thereon which attach before title passes to DuPont, except to the extent that any such Claim, injury, or damage is caused by the negligence, willful misconduct or breach of this Agreement by DuPont. DuPont agrees to indemnify Conoco and save it harmless from all Claims from any or all persons arising from or out of claims regarding payment, personal injury or property damage from said gas or other charges thereon which attach after title passes to DuPont, except to the extent that any such Claim, injury, or damage is caused by the negligence, willful misconduct or breach of this Agreement by Conoco.

9.    FORCE MAJEURE

      9.1 Neither party shall be liable to the other for failure to perform an obligation under this Agreement to the extent such failure was caused by Force Majeure; provided that a Force Majeure will excuse a delay in making payment due hereunder, but not the underlying obligation to pay. The term "Force Majeure" as employed herein means any cause not


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            reasonably within the control of the party claiming suspension, as further defined in Section 9.2.

      9.2 Force Majeure shall include but not be limited to the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings such as hurricanes which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption of firm transportation and/or storage by transporters;
            (iv) acts of others such as strikes, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction. Each party shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

      9.3 Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch.

      9.4 Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be entirely within the sole discretion of the party experiencing such disturbance.

      9.5 The party whose performance is prevented by Force Majeure must provide notice to the other party. Initial notice may be given orally; however, written notification with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written notification of Force Majeure to the other party, the affected party will be relieved of its obligation to the extent and for the duration of the Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

10.   MISCELLANEOUS

      10.1 Confidentiality. DuPont and Conoco agree to maintain the confidentiality of this Agreement and all information acquired in the performance of the Agreement relating to the activities or operations of the other party. DuPont and Conoco each agree not to divulge any such information to any third party without the express written consent of the other party, except as required by law.


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      10.2  Assignment. This Agreement shall be binding upon the successors, assigns, personal representatives and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Agreement shall run for the full term of this Agreement. No assignment of this Agreement, in whole or in part, will be made without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld or delayed; provided, either party may transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other party. Upon any transfer and assumption, the transferor shall not be relieved of or discharged from any obligations hereunder.

      10.3 Severability. If any provision in this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement.

      10.4 Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

      10.5 Entire Agreement. This Agreement sets forth all understandings between the parties respecting the subject matter hereof, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are replaced and superseded by this Agreement. This Agreement may be amended only by a writing executed by both parties.

      10.6 Laws and Regulation. This Agreement and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any Federal, State, or local governmental authority having jurisdiction over the parties, their facilities, gas supply, this Agreement or any provisions thereof.

      10.7 No Third Party Beneficiary. There is no third party beneficiary to this Agreement.

      10.8 Further Assurances. The parties agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.


11.   DEFINITIONS

            "BUSINESS DAY" shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.


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            "CONOCO" shall mean Conoco Inc., a Delaware corporation, issued
            Charter No. 523126 by the Secretary of State of the state of Delaware, with primary offices in Houston, Texas.

            "DELIVERING TRANSPORTER" shall mean any Transporter delivering gas into a Plant's facilities, except that for the Texas Plants, Delivering Transporter shall mean the Transporter delivering gas to Longhorn Pipeline Company.

            "DUPONT/BMC AGREEMENT" shall mean that certain Natural Gas Transfer Agreement dated December 12, 1991, between DuPont and Beaumont Methanol Corporation, relative to the receipt and delivery of gas at DuPont's Beaumont Plant, located in Jefferson County, Texas.

            "MMBTU" shall mean 1,000,000 British thermal units.

            "PLANT(S)" shall mean the DuPont owned and operated facilities listed on Exhibit A.

            "MONTH" shall mean a calendar month.

            "TAXES" shall mean all taxes, fees, levies, penalties, licenses or charges imposed by any governmental authority.

As evidence of the parties' agreement to the terms and conditions of this Agreement, the appropriate representative of each party has executed this Agreement in the spaces provided below.

E. I. DU PONT DE NEMOURS AND COMPANY

By:
       ---------------------------------
Name:         Samir A. Hamdan
Title: Director Global Sourcing,
       Raw Materials, Energy & Packaging

Date:
       ---------------------------------

CONOCO INC.

By:
       ---------------------------------
Name:         R. E. Thompson
Title: General Manager - Natural Gas

Date:
       ---------------------------------

Signature page to that certain Natural Gas Supply Agreement, dated October 1, 1998 between Conoco Inc. and E. I. du Pont de Nemours and Company.


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                                    EXHIBIT A
                                       TO
                          NATURAL GAS SUPPLY AGREEMENT
                                 OCTOBER 1, 1998

                                     PLANTS
                          (CITY, COUNTY/PARISH, STATE)

          TEXAS                                NON-TEXAS EAST                            NON-TEXAS WEST
          -----                                --------------                            --------------
Beaumont, Jefferson               Athens, Clarke, GA                           Antioch, Contra Costa, CA
Corpus Christi, San Patricio      Barley Mill Plaza, Wilmington, DE            Axis, Mobile, AL
Deer Park, Harris (4)             Belle, Kanawha, WV (3)                       Burnside, Ascension Parish, LA
La Porte, Harris                  Cedar Creek, Cumberland, NC (1)              De Lisle, Harrison, MS
La Porte (Cogen), Harris          Chambers Works, Salem, NJ                    East Chicago, Cook, IN
Sabine, Orange                    Chattanooga, Hamilton, TN                    El Paso, Woodford, IL
Victoria, Victoria                Circleville, Pickaway, OH                    Flint, Genesee, MI
                                  Edge Moor, New Castle, DE                    Ft. Madison, Lee, IA
                                  Experimental Station, Wilmington, DE         Louisville, Jefferson, KY (2)
                                  Florence, Florence, SC                       Memphis, Shelby, TN (1)(2)
                                  Front Royal, Warren, VA                      Montague, Muskegon, MI
                                  Hopewell, Prince George, VA (1)              Mt. Clemens, Macomb, MI
                                  Kinston, Lenoir, NC                          Pontchartrain, St.John Baptist Parish, LA
                                  Martinsville, Henry, VA                      Troy, Oakland, MI
                                  May, Kershaw, SC
                                  New Johnsonville, Humphreys, TN
                                  Niagara Falls, Niagara, NY
                                  Old Hickory, Wilson, TN
                                  Parkersburg, Wood, WV
                                  Repauno, Gloucester, NJ
                                  Research Triangle, Durham, NC
                                  Rochester, Monroe, NY
                                  Seaford, Sussex, DE
                                  Spruance, Chesterfield, VA
                                  Stine-Haskell Research Center, Newark, DE
                                  Toledo, Lucas, OH
                                  Towanda, Bradford, PA
                                  Waynesboro, Augusta, VA
                                  Yerkes, Niagara, NY

Notes:

(1)   Includes ICI plants located in the same city.

(2)   Includes Protein Technology, Inc. Plants located in the same city.

(3)   Includes Praxair Plant also located in the same city.

(4)   DuPont Acetylene Plant located within the Rohm & Haas facility at Deer
      Park.


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                                    EXHIBIT B

                    POWER OF ATTORNEY FOR NATURAL GAS SUPPLY


E. I. du Pont de Nemours and Company (DuPont), a Delaware corporation with principal offices in Wilmington, Delaware, hereby appoints certain designated personnel of Conoco Inc., formerly Continental Oil Company, (Conoco), a Delaware corporation identified by Charter No. 523126 with principal offices in Houston, Texas, as DuPont's true and lawful agents and attorneys-in-fact to exercise the powers listed below in DuPont's name and place, all in support of Conoco's natural gas supply service to DuPont.

1.    Designated Powers:

      1.1 To negotiate and execute any contracts for the purchase, sale, exchange, storage or transportation of natural gas.

      1.2 To amend, extend, renew or cancel any contracts relating to natural gas.

      1.3 To do all other things and perform all other acts as may be necessary, appropriate or convenient for the purchase, acquisition, use or consumption of natural gas by or on behalf of DuPont, including the transportation, storage and delivery of natural gas.

      1.4 To tender, pay, demand, collect, receive or accept all sums of money due or payable under or arising from any contract for the purchase, sale, exchange, storage or transportation of natural gas.

      1.5 To do or perform any act or thing necessary, appropriate or convenient concerning any ruling or regulation by any court, agency or governmental entity in relation to or in connection with any of the matters herein.

2.    Designated Personnel:

The following personnel of Conoco Natural Gas & Gas Products business unit, and their successors and assigns, are designated DuPont's agents by this power of attorney: Vice President and General Manager, Manager Gas Marketing, and Director Gas Marketing.

3.    Adoption and Ratification:

DuPont hereby declares that each and every thing done, acts performed, and instrument executed and delivered by its said agents and attorneys-in-fact in connection with the exercise of any the powers designated above shall be good, valid and effectual to all intents and purposes as if the same had been done, performed,


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executed or delivered by DuPont in its corporate presence; and DuPont hereby ratifies whatsoever said agents and attorneys-in-fact shall lawfully do by virtue hereof.

4.    Term

This power of attorney shall be valid as of October 1, 1998 for a primary term of one year, unless extended by written notice from DuPont.


                                E. I. DU PONT DE NEMOURS AND COMPANY

                                By:
                                   --------------------------------------------
                                      Samir A. Hamdan
                                      Director Global Sourcing,
                                      Raw Materials, Energy & Packaging


ATTEST:


--------------------------------
      Assistant Secretary



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